Exhibit 10.2

DATE: [    ]

TO:	Omeros Corporation 201 Elliott Avenue West Seattle Washington, 98119
ATTENTION: TELEPHONE: FACSIMILE:	[ ] [ ] [ ]

FROM: TELEPHONE: FACSIMILE:	[ ] [ ] [ ]

SUBJECT:	[Base] [Additional] Capped Call Transaction

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [    ] (“Dealer”) and Omeros Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.   This Confirmation is subject to, and incorporates, the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated November 15, 2018, between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”) relating to the USD210,000,000 principal amount of 6.25% Convertible Senior Notes due 2023 [(the “Initial Securities”) and the additional USD40,000,000 principal amount of 6.25% Convertible Senior Notes due 2023 issued pursuant to the option to purchase additional convertible securities exercised on the date hereof] ([the “Option Securities” and, together with the Initial Securities,] the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on [the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed] [the Indenture as executed]. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation (other than as provided in Section 8(c) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, and (ii) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of Dealer’s shareholders’ equity; provided that “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Equity Definitions or the Agreement, this Confirmation shall govern, and in the event of any inconsistency between either the Equity Definitions or this Confirmation and the Agreement, the Equity Definitions or this Confirmation, as the case may be, shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

2.   The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	[ ]

Effective Date:	The closing date for the [initial] issuance of the Convertible Securities [issued pursuant to the option to purchase additional Convertible Securities exercised on the date hereof]

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “OMER”).

Number of Options:	[ ]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised hereunder. In no event will the Number of Options be less than zero.

Cap Price:	[ ]. For the avoidance of doubt, the Cap Price shall be subject to adjustment from time to time to the extent provided herein.

Number of Shares:	As of any date, the product of the Number of Options and the Option Entitlement.

Option Entitlement:	The product of the Applicable Percentage and the Conversion Rate.

Applicable Percentage:	100%.

Conversion Rate:	[ ]. For the avoidance of doubt, the Conversion Rate shall be subject to adjustment from time to time, as described under “Method of Adjustment” below.

Premium:	USD[ ]

Premium Payment Date:	The Effective Date.

Exchange:	The Nasdaq Global Market.

Related Exchanges:	All Exchanges.

Procedure for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date” for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture [that are not “Relevant Convertible Securities” under (and as defined in) the confirmation between the parties hereto regarding the Base Capped Call Transaction dated [    ], 2018 (Transaction Ref. No. [    ]) (the “Base Capped Call Transaction

Confirmation”)]; provided that, no Conversion Date shall be deemed to have occurred with respect to Excluded Convertible Securities [or “Excluded Convertible Securities” under (and as defined in) the Base Capped Call Transaction Confirmation] (such Convertible Securities, other than Excluded Convertible Securities and “Excluded Convertible Securities” under (and as defined in) the Base Capped Call Transaction Confirmation, the “Relevant Convertible Securities” for such Conversion Date). [For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities or Excluded Convertible Securities hereunder, or “Relevant Convertible Securities” or “Excluded Convertible Securities” under, and as defined in, the Base Capped Call Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated.]

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the lesser of (i) the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount and (ii) the Number of Options on such date shall be automatically exercised.

Expiration Date:	November 15, 2023

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day immediately following such Conversion Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period beginning on the 95th Scheduled Trading Day immediately preceding the Expiration Date and ending on and including the second Scheduled Trading Day immediately preceding the Expiration Date (the “Free Convertibility Period”), the Exercise Notice Deadline shall be the Scheduled Trading Day immediately preceding the Expiration Date.

Notice of Exercise:	Notwithstanding anything to the contrary herein or in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing (the “Notice of Exercise”) prior to 4:00 PM, New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first Scheduled Trading Day of the Settlement Averaging Period; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Free Convertibility Period, the contents of such notice shall be as set forth in clause (i) above[; provided, further, that any “Notice of Exercise delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation]. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 4:00 PM New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the commercially reasonable additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its commercially reasonable hedging activities (including the unwinding of any commercially reasonable hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:	Counterparty shall notify Dealer in writing before 4:00 P.M. (New York City time) on the 95th Scheduled Trading Day preceding the Expiration Date of the irrevocable election by the Counterparty, in accordance with Section 5.03(A) of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring on or after the 95th Scheduled Trading Day preceding the Expiration Date. If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of combination settlement with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 for all conversions occurring on or after the 95th Scheduled Trading Day preceding the Expiration Date. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date occurring during the Free Convertibility Period in the same manner as provided in the Notice of Convertible Security Settlement Method it provides or is deemed to have provided hereunder.

Excluded Convertible Securities:	Convertible Securities subject to the occurrence of an Excluded Conversion Event, as described in Section 8(c) below.

Settlement Terms:

Settlement Date:	The date that is one Settlement Cycle immediately following the final day of the relevant Settlement Averaging Period.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to (w) the provisions opposite the caption “Notice of Exercise” above, (x) the provisions opposite the caption “Dividends” under the heading “Share Adjustments” below, (y) the second and third paragraphs of the provisions opposite the caption “Method of Adjustment” below and (z) Section 8(i), in respect of any Option exercised on any Exercise Date occurring on a Conversion Date, Dealer shall deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the product of (i) the Applicable Percentage and (ii) the number of Shares and/or amount of cash in USD included in the applicable Settlement Amount, as determined by the Calculation Agent; provided that Dealer will pay cash in lieu of delivering any fractional Shares that would otherwise be deliverable by Dealer hereunder, calculated on an aggregate basis in respect of all Options exercised on any Exercise Date, valued at the Daily VWAP for the last Scheduled Trading Day of the Settlement Averaging Period; provided further that if such exercise relates to the conversion of Convertible Securities as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 5.07 of the Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture but excluding any “Fundamental Change” described in clause (ii) of the definition thereof that would also constitute a “Make-Whole Fundamental Change”), then, notwithstanding the foregoing, in determining the Delivery Obligation set forth in clause (ii) above, the Conversion Rate shall be deemed to include such additional Shares, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the Daily VWAP on the last day of the relevant Settlement Averaging Period) does not exceed the amount determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a transaction having terms identical to the Transaction and a Number of Options equal to the number of Options exercised on such Exercise Date, (2) Counterparty were the sole Affected Party to such transaction and (3) such transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 5.07 of the Indenture). Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the product of (A) the Applicable Percentage and (B) the excess, if any, of (x) the value of the aggregate number of Shares and/or cash that Counterparty is obligated under Section 5.03(B) of the Indenture to deliver in respect of the conversion of such Relevant

Convertible Securities (such aggregate number of Shares and/or cash, the “Convertible Obligation”) (with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the opening price as displayed under the heading “Op” on Bloomberg page “OMER <Equity>” (or any successor thereto) on the applicable Settlement Date) over (y) USD1,000 per Relevant Convertible Security.

Settlement Amount:	If the Convertible Security Settlement Method is (notwithstanding any different actual election by Counterparty in respect of such Relevant Convertible Securities) (i) Cash Settlement, cash in USD in an amount equal to the sum of the Daily Net Conversion Values for each Trading Day in the relevant Settlement Averaging Period; or (ii) Combination Settlement with a Specified Dollar Amount equal to or greater than USD1,000, (x) a number of Shares equal to the sum of the Daily Share Amounts for each Trading Day in the relevant Settlement Averaging Period and (y) an amount of cash in USD equal to the sum of the Daily Cash Amounts for each Trading Day in such Settlement Averaging Period.

Daily Share Amount:	For any Trading Day in the relevant Settlement Averaging Period, a number of Shares equal to the greater of (i) (a) the excess, if any, of (x) the Daily Net Conversion Value for such Trading Day over (y) (I) the Specified Dollar Amount applicable to the Convertible Security Settlement Method minus USD 1,000 divided by (II) the number of Trading Days in such Settlement Averaging Period, divided by (b) the Daily VWAP for such Trading Day and (ii) zero Shares.

Daily Net Conversion Value:	For any Trading Day in the relevant Settlement Averaging Period, the greater of (A) (i) the difference of (a) the product of (x) the Conversion Rate on such Trading Day and (y) the lesser of (I) the Daily VWAP for such Trading Day and (II) the Cap Price minus (b) USD 1,000 divided by (ii) the number of Trading Days in such Settlement Averaging Period and (B) zero.

Daily Cash Amount	For any Trading Day in the relevant Settlement Averaging Period, an amount of cash in USD equal to the greater of (i) the lesser of (x) the Daily Net Conversion Value for such Trading Day and (y) (I) the applicable Specified Dollar Amount applicable to the Convertible Security Settlement Method minus USD 1,000 divided by (II) the number of Trading Days in such Settlement Averaging Period, and (ii) zero.

Convertible Security Settlement Method:

For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 5.03(A) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant Settlement Averaging

Period consisted of 90 Trading Days commencing on (x) the third Trading Day (as defined in the Indenture) after the Conversion Date for conversions occurring prior to the 95th Scheduled Trading Day prior to the Expiration Date; or (y) the 91st Scheduled Trading Day prior to the Expiration Date for conversions occurring on or after the 95th Scheduled Trading Day prior to the Expiration Date.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Settlement Averaging Period, Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Free Convertibility Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Daily VWAP:	For each of the Trading Days during the applicable Settlement Averaging Period, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OMER <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Trading Day determined, using, if practicable, a volume-weighted average method, by the Calculation Agent, provided that such market value shall in no event be greater than the market value of one Share determined by the nationally recognized independent investment banking firm retained by Counterparty pursuant to the definition of “Daily VWAP” in Section 1.01 of the Indenture). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	With respect to any Exercise Date,

(i)

if such Exercise Date occurs prior to the 95th Scheduled Trading Day immediately prior to the Expiration Date, the 45 consecutive Trading Day period beginning on, and including, the third Trading Day immediately following such Exercise Date; and

(ii)

if such Exercise Date occurs on or after the 95th Scheduled Trading Day immediately prior to the Expiration Date, the 45 consecutive Trading Day period beginning on, and including, the 46th Scheduled Trading Day immediately preceding the Expiration Date, provided that, unless Counterparty has validly elected to satisfy its Conversion Obligation via Cash Settlement or made a Cash Election with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000 and notified Dealer of such election in accordance with the requirements set forth herein, the Settlement Averaging Period shall be as described in the section titled “Convertible Security Settlement Method” above.

Trading Day:	A day on which (x) there is no Market Disruption Event and (y) trading in the Shares generally occurs on the Relevant Exchange or, if the Shares are not then listed on the Relevant Exchange, on the principal other market on which the Shares are then listed or admitted for trading, except that if the Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

Scheduled Trading Day:	Notwithstanding anything to the contrary in the Equity Definitions, “Scheduled Trading Day” means a day that is scheduled to be a Trading Day; provided that if the Shares are not listed or admitted for trading on the Relevant Exchange, “Scheduled Trading Day” means a Business Day.

Business Day:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or required by law or executive order to close or be closed.

Market Disruption Event:	Notwithstanding anything to the contrary in the Equity Definitions, “Market Disruption Event” means (a) a failure by the Relevant Exchange to open for trading during its regular trading session, or (b) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Shares, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.

Relevant Exchange:	The Nasdaq Global Market or, if the Shares are not then listed on the Nasdaq Global Market, the principal U.S. national or regional securities exchange on which the Shares are listed for trading.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Dividends:	If an ex-dividend date for a cash dividend on the Shares occurs on or after the Trade Date and on or prior to the Expiration Date and the amount of such dividend is less than Ordinary Dividend Amount, or if no ex-dividend date for a cash dividend on the Shares occurs in any regular quarterly dividend period of Counterparty that falls, in whole or in part, after the Trade Date and on or prior to the Expiration Date, then the Calculation Agent will make adjustments to the Delivery Obligation in respect of each Exercise Date as it determines appropriate to account for the economic effect on the Transaction of such shortfall.

Ordinary Dividend Amount:	USD0.00.

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions (but subject to clause (ii) under “Method of Adjustment” below), a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in set forth in Section 5.05(A)(i), (A)(ii), (A)(iii), (A)(iv) or (A)(v), Section 5.05(H) or Section 5.05(F) of the Indenture (the “Adjustment Provisions”) that would result in an adjustment to the “Conversion Rate” under the Indenture.

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, (i) upon the occurrence of any Potential Adjustment Event that results in an adjustment under the Indenture (other than an increase to the “Conversion Rate” (as defined under the Indenture) pursuant to Section 5.06 or Section 5.07 of the Indenture (the “Excluded Adjustment Provisions”)), the Calculation Agent shall make a corresponding adjustment in good faith and in a commercially reasonable manner to the terms relevant to the exercise, settlement or payment of the Transaction (other than the Cap Price) and (ii) upon the occurrence of any event or condition under the Adjustment Provisions and/or any “Potential Adjustment Event” (as defined in Section 11.2(e) of the Equity Definitions, as modified hereby), the Calculation Agent may, but without duplication of any adjustment pursuant to clause (i) above, make any further adjustment to the Cap Price to the extent appropriate and commercially reasonable to preserve the fair value of the Transaction to Dealer after taking into account such event, condition and/or Potential Adjustment Event; provided that the Cap Price shall not be adjusted so that it is less than an amount equal to USD1,000 divided by the Conversion Rate. Counterparty shall (x) as promptly as practicable upon the occurrence of any Potential Adjustment Event and/or Merger Event, notify the Calculation Agent of such Potential Adjustment Event and/or Merger Event, (y) give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Securities in connection with any Potential Adjustment Event or Merger Event and (z) once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Potential Adjustment Event and/or Merger Event have been determined, as promptly as practicable notify the Calculation Agent in writing of the details of such adjustments.

Discretionary Adjustments:	Notwithstanding anything to the contrary herein:

(i) if Counterparty or its board of directors exercises discretion under the terms of the Indenture with respect to any determination, calculation or adjustment for which Counterparty or its board of directors is permitted or required to exercise discretion (including, without limitation, any adjustment under Section 5.05(H) of the Indenture, any adjustment pursuant to the terms of a Merger Supplemental Indenture or any determination of the fair market value of distributed property, the volume-weighted average price of Shares (in the event of an extraordinary event or transaction such as the unavailability of the relevant Bloomberg page or a volume-weighted average price as set forth in the definition of “Daily VWAP” above or a merger or similar event) or the value of a “unit of Reference Property” (as defined under the Indenture)) (any such determination, calculation or adjustment, a “Counterparty Determination”), and the Calculation Agent disagrees reasonably and in good faith with such determination, calculation or adjustment, the Calculation Agent shall make the relevant determination, calculation or adjustment (any such determination, calculation or adjustment, the “Calculation Agent’s Determination”) for purposes of the Transaction (provided that the Calculation Agent’s Determination shall not result in a Delivery Obligation that would exceed the Delivery Obligation determined without regard to this paragraph) and, for the avoidance of doubt, shall determine any Delivery Obligation and Settlement Date (if, in the commercially reasonable discretion of the Calculation Agent, an adjustment to the Settlement Date is reasonably necessary or appropriate to properly make such determination, calculation or adjustment) thereafter as if the Calculation Agent’s Determination were applicable under the Indenture (to the extent relevant), acting, in each case, in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the relevant “Observation Period” (as defined in the Indenture) but no adjustment was made to any Convertible Security under the Indenture because the relevant holder was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;

(ii) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii) of the Indenture or Section 5.05(A)(iii) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the relevant Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant provisions of the Indenture, based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), an “Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the commercially reasonable costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Adjustment Event Change.

For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” (as defined under the Indenture) delivered by Counterparty pursuant to Section 5.05(A)(iii) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to Section 5.05(A)(iv) of the Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, except to the extent set forth under the provisions set forth under “Consequences of Announcement Events” and “Announcement Event” below, (but subject to clause (ii) under “Consequences of Merger Events” below) a “Merger Event” means the occurrence of any event or condition set forth in Section 5.09 of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election, if applicable, and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event. In addition, Counterparty shall deliver a copy of the supplemental indenture effecting such adjustments (a “Merger Supplemental Indenture”) as required under the Indenture as promptly as practicable following execution thereof.

Consequences of Merger Events:

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, (i) upon the occurrence of a Merger Event that results in an adjustment under the Indenture (including, for the avoidance of doubt, pursuant to Section 5.09 of the Indenture), the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (other than the Cap Price), subject to the provision under “Method of Adjustment” above relating to Counterparty Determinations; provided that such adjustment shall be made without regard to any increase to the “Conversion Rate” (as defined under the Indenture) pursuant to the Excluded Adjustment Provisions; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s commercially reasonable discretion; and (ii) upon the occurrence of a Merger Event, a “Merger Event” (as defined in the Equity Definitions) and/or a Tender Offer, the Calculation Agent may, but without duplication of any adjustment pursuant to clause (i) above, make any further adjustment to the Cap Price consistent with the “Modified Calculation Agent Adjustment” set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable; provided that the Cap Price shall not be adjusted so that it is less than an amount equal to USD1,000 divided by the Conversion Rate.

Tender Offer:	Applicable with respect to the Cap Price as set forth herein.

Consequences of Announcement Event:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” and the following parenthetical will be deemed to be inserted immediately following the parenthetical ending on the sixth line thereof: “(including, for the avoidance of doubt, any economic effect arising from a market reaction to the contents of the Announcement Event which occurs prior to a formal public announcement constituting such Announcement Event)”; provided further that, in respect of an Announcement Event, Section 12.3(d)(i)(A) shall be amended by replacing the words “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” with “Cap Price”. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The announcement of any Merger Event, “Merger Event” (as defined in the Equity Definitions) or Tender Offer, the intention to enter into a Merger Event, “Merger Event” (as defined in the Equity Definitions) or Tender Offer or any transaction or event that, if completed, would constitute a Merger Event, “Merger Event” (as defined in the Equity Definitions) or Tender Offer, (ii) the announcement by Issuer or any of its subsidiaries of any acquisition where the aggregate consideration exceeds 25% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”), (iii) the announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event, “Merger Event” (as defined in the Equity Definitions), Tender Offer and/or Acquisition Transaction or (iv) any subsequent announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, whether such announcement is made by Issuer or a third party); provided that, for the avoidance of doubt, (x) the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention and (y) any announcement referred to above may include, without limitation, an informal announcement that the Calculation Agent determines has had a material economic effect on the Transaction and is likely to lead to the relevant transaction and/or communicate the contents of the relevant intention (it being understood that the Calculation Agent may make such determination by reference to the impact of such announcement on the market for the Shares or options relating to the Shares and such other factors as the Calculation Agent deems relevant in its commercially reasonable discretion).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “ (including, for the avoidance of doubt and without limitation, adoption, effectiveness or promulgation of regulations authorized or mandated by existing statute)” at the end of clause (A) thereof and (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; and provided further that Dealer may exercise its termination rights with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions only if Dealer determines, based upon advice of counsel, that it is generally exercising its right to terminate or adjust as a result of such event with respect to similarly situated customers.

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following three phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.” Furthermore, notwithstanding the foregoing, such inability described in phrases (A) or (B) above shall not constitute a “Hedging Disruption” if such inability results solely from the Hedging Party’s creditworthiness or financial position, or from particular actions or transactions undertaken by the Hedging Party with third parties unrelated to the hedging of the Transaction.”

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

3.	Calculation Agent:	Dealer; provided that all calculations and determinations by the Calculation Agent (other than calculations or determinations made by reference to the Indenture) shall be made in good faith and in a commercially reasonable manner and assuming for such purposes that Dealer is maintaining, establishing and/or unwinding, as applicable, a commercially reasonable hedge position; provided further that if an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party occurs, Counterparty shall have the right to appoint a successor calculation agent which shall be a nationally recognized third-party dealer in over-the-counter corporate equity derivatives. Calculation Agent agrees that it will promptly, upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation, it being understood that the Calculation Agent shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination, adjustment or calculation, as the case may be).

4.	Account Details:	Account for payments to Dealer:

[ ] [ ] Reference: [ ]

Counterparty Payment Instructions: To be provided by Counterparty

5.	Offices:	The Office of Dealer for the Transaction is: [ ]

[ ]
		Attention: Telephone: Facsimile:	[ ] [ ] [ ]

The Office of Counterparty for the Transaction is: Not Applicable

6.	Notices:	For purposes of this Confirmation:

Address for notices of communications to Counterparty:
		To:	Omeros Corporation 201 Elliott Avenue West Seattle Washington, 98119
		Attn: Telephone: Facsimile:	[ ] [ ] [ ]

(a)	Address for notices or communications to Dealer:

For purpose of Giving Notice:
	To: Attention: Email:	[ ] [ ] [ ]

For Trade Affirmations and Settlements:
	To: Attention: Email:	[ ] [ ] [ ]

For Trade Confirmations:
	To: Attention: Email:	[ ] [ ] [ ]

7.   Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133, 149 (each as amended), or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv) On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the corporate laws of the jurisdiction of its incorporation.

(viii) To the knowledge of Counterparty, no state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares in connection with the Transaction; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of U.S. listed equity securities of U.S. incorporated issuers by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers.

(ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 4 of the Purchase Agreement dated as of November 8, 2018, among Counterparty and Cantor Fitzgerald & Co. and UBS Securities LLC as initial purchasers (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(x) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi) On the Trade Date, Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) of any securities of Counterparty, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M.

(xii)(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(xiii) Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD50 million as of the date hereof.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and, to the best of Counterparty’s information and belief, “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555 and 560 of the Bankruptcy Code.

(e) It is the intent of the parties that, in respect of Counterparty and to the extent Dealer is an “insured depository institution” as defined under the Federal Deposit Insurance Act, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

(f) Counterparty shall deliver to Dealer an opinion or opinions of counsel reasonably acceptable to Dealer, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, Section 7(a)(vi) above, and such other matters as Dealer may reasonably request; provided that any such opinion of counsel may contain customary assumptions, qualifications and exceptions.

8.   Miscellaneous:

(a) Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing or by email (with confirmation of receipt by Dealer) within one Scheduled Trading Day, no later than 12:00 P.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party, a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, in each case, which resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such commercially reasonable later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in a commercially reasonable manner and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(b) Payment by Counterparty. In the event, following payment of the Premium, that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default of the type described in Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount pursuant to Section 6 of the Agreement, or (ii) Counterparty owes to Dealer an amount pursuant to Article 12 of the Equity Definitions (including, for the avoidance of doubt, any amount payable in connection with an Extraordinary Event), such amount shall be deemed to be zero.

(c) Additional Termination Events.

(i) The occurrence of (A) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01 of the Indenture with respect to which the Convertible Securities are declared immediately due and payable under the terms of the Indenture, (B) an Amendment Event or (C) Dealer’s receipt of a notice from Counterparty, within the time period set forth under “Notice of Exercise” above, of a Notice of Exercise in respect of an Excluded Conversion Event, shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement, or, in the case of an Additional Termination Event pursuant to clause (i)(C) above, shall designate the Early Termination Date so that the corresponding settlement date or payment date with respect to such Additional Termination Date will occur on, or as promptly as reasonably practicable after, the related settlement date under the Indenture for the conversion of the relevant Excluded Convertible Securities; provided that in the case of an Excluded Conversion Event the Transaction shall be subject to termination only in respect of a number of Options (the “Affected Number of Options”), equal to the lesser of (1) the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event [minus the “Affected Number of Options” (as defined in the Base Capped Call Transaction Confirmation), if any, that relate to such Excluded Conversion Event (and, for the purposes of determining whether any Options under this Confirmation or under the Base Capped Call Transaction Confirmation will be among the Affected Number of Options hereunder or among the “Affected Number of Options” under, and as defined in, the Base Capped Call Transaction Confirmation, the Affected Number of Options shall be allocated first to the Base Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated)], and (2) the number of Options then outstanding; provided, further that in the case of an Excluded Conversion Event, the Excluded Conversion Unwind Payment shall be subject to a cap equal to the product of (x) the Applicable Percentage and (y) the excess, if any, of (i) the value of the Convertible Obligation (with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the opening price as displayed under the heading “Op” on Bloomberg page “OMER <Equity>” (or any successor thereto) on the applicable Settlement Date) that would apply with respect to such Affected Number of Options if (I) the number of Excluded Convertible Securities related to such Affected Number of Options were the “Relevant Convertible Securities”, (II) the Conversion Date with respect to such Excluded Convertible Securities were the Conversion Date, and (III) the date of payment with respect to such Early Termination Date were the “Settlement Date”over (ii) USD1,000 multiplied by the number of Excluded Convertible Securities related to such Affected Number of Option. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with an Excluded Conversion Event (such amount, the “Excluded Conversion Unwind Payment”), the Calculation Agent shall assume (x) that the relevant Excluded Convertible Securities shall not have been converted and remain outstanding, (y) in the case of an Induced Conversion, that any adjustments, agreements, additional payments, deliveries or acquisitions by or on behalf of Counterparty or any affiliate of Counterparty in connection therewith had not occurred and (z) except for purposes of determining the cap applicable to such amount as described in the second proviso to the immediately preceding sentence, that no holders of Convertible Securities were entitled to receive any additional Shares pursuant to any adjustment, if any, made to account for a “Make-Whole Fundamental Change” (as defined in the Indenture). Counterparty shall notify Dealer promptly following the occurrence of any Excluded Conversion Event.

If Counterparty has notified, or deemed to have notified, Dealer, in accordance with the requirements set forth herein, in the applicable Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of the related Excluded Convertible Securities entirely in Shares or in a combination of cash and Shares, then in lieu of paying the Excluded Conversion Unwind Payment entirely in cash, Dealer shall pay and/or deliver to Counterparty, on the date such Excluded Conversion Unwind Payment would otherwise be due (or within a commercially reasonable period of time thereafter, as determined by Dealer taking into account existing liquidity conditions and Dealer’s commercially reasonable hedging and hedge unwind activity or settlement activity in connection with delivery) (A) in the case where Counterparty has elected to satisfy its conversion obligation in respect of the related Excluded Convertible Securities entirely in Shares or in a combination of cash and Shares with a “Specified Dollar Amount” (as defined in the Indenture) equal to or less than USD 1,000, a number of Shares equal to the quotient of (x) the amount of such Excluded Conversion Unwind Payment divided by (y) a market price per Share (which market price per Share may, but is not required to, correspond to the Daily VWAP over the Settlement Averaging Period, if applicable, with respect to the Excluded Convertible Securities) (the “Market Price”) determined by the Calculation Agent or (B) in the case where Counterparty has elected to satisfy its conversion obligation in respect of the related Excluded Convertible Securities in a combination of cash and Shares with a “Specified Dollar Amount” (as defined in the Indenture) greater than USD 1,000, (x) an amount of cash equal to the lesser of (1) the amount of such Excluded Conversion Unwind Payment and (2) the product of (I) the Applicable Percentage, (II) the excess of such “Specified Dollar Amount” (as defined in the Indenture) over USD 1,000 and (III) the Affected Number of Options and (y) if the amount of such Excluded Conversion Unwind Payment exceeds the amount of cash calculated pursuant to the immediately preceding clause (B)(x)(2), a number of Shares equal to the quotient of (x) the amount of such excess divided by (y) the Market Price. Notwithstanding anything to the contrary herein, any payment calculated pursuant to this Section 8(c) in respect of an Excluded Conversion Event shall not be a “Payment Obligation” to which the Share Termination Alternative provisions of Section 8(a) above apply; provided that, for the avoidance of doubt, in the case of a payment or delivery pursuant to this Section 8(c) following an Extraordinary Event, the Calculation Agent may adjust the composition of the Shares as appropriate and determined in good faith and a commercially reasonable manner to reflect the composition of consideration received by holders of Shares in such Extraordinary Event (as determined in a manner consistent with the provisions opposite the caption “Share Termination Delivery Unit” below) and the provisions opposite the caption “Other Applicable Provisions” in Section 8(a) above shall apply.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case, without the consent of Dealer.

“Excluded Conversion Event” means any conversion of Convertible Securities with a Conversion Date occurring prior to the 95th Scheduled Trading Day immediately preceding the Expiration Date.

“Induced Conversion” means a conversion of any Excluded Convertible Securities (A) in connection with (x) an adjustment to the Conversion Rate effected by Counterparty that is not required under the terms of the Indenture or (y) an agreement by Counterparty with the holder(s) of such Convertible Securities whereby, in the case of either (x) or (y), the holder(s) of such Convertible Securities receive upon conversion or pursuant to such agreement, as the case may be, a payment of cash or delivery of Shares or any other property or item of value that was not required under the terms of the Indenture or (B) after having been acquired from a holder of Convertible Securities by or on behalf of Counterparty or any of its affiliates other than pursuant to a conversion by such holder and thereafter converted by or on behalf of Counterparty or any affiliate of Counterparty.

(ii) (A) Promptly following any Repayment Event (as defined below) (but, in any event, within 5 Scheduled Trading Days following settlement thereof), Counterparty may notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Securities subject to such Repayment Event (the “Repayment Convertible Securities”) (any such notice, a “Repayment Notice”)[; provided that any “Repayment Notice” delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation]. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 8(c)(ii).

(B) Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repayment Event) as an Early Termination Date with respect to a portion (the “Repayment Terminated Portion”) of the Transaction consisting of a number of Options (the “Repayment Options”) equal to the lesser of (x) the number of Repayment Convertible Securities in denominations of USD1,000 that are subject to the relevant Repayment Event [(and for the purposes of determining whether any Convertible Securities will be Repayment Securities hereunder or under, and as defined in, the Base Capped Call Transaction Confirmation, Convertible Securities that are subject to a Repayment Event shall be allocated first to the Base Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated)] and (y) the Number of Options as of the date Dealer designates such Early Termination Date, and as of such date, the Number of Options shall be reduced by the number of Repayment Options.

(C) Any payment or delivery in respect of such termination of the Repayment Terminated Portion of the Transaction shall be made pursuant to Section 6 of the Agreement and, if applicable, Section 8(c) of this Confirmation. Counterparty shall be the sole Affected Party with respect to such Additional Termination Event and the Repayment Terminated Portion of the Transaction shall be the sole Affected Transaction. “Repayment Event” means that (i) any Convertible Securities are repurchased (whether pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (other than upon acceleration of the Convertible Securities described in Section 8(c)(i) of the Confirmation), or (iv) any Convertible Securities are exchanged by or for the benefit of the Holders (as defined in the Indenture) thereof for any other securities of Counterparty or any of its Affiliates (as defined in the Indenture) (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that no conversion of Convertible Securities pursuant to the terms of the Indenture shall constitute a Repayment Event. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any action taken by Counterparty in respect of a Repayment Event, including, without limitation, the delivery of a Repayment Notice.

(D) Counterparty shall cause any Convertible Securities subject to a Repayment Event to be promptly cancelled and acknowledges and agrees that, except to the extent provided above in this Section 8(c)(ii), all such Convertible Securities subject to a Repayment Event will be deemed for all purposes under the Transaction to be permanently extinguished and no longer outstanding.

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based upon advice of legal counsel, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be freely sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of similar size and in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size and in a similar industry, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size and in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size and in a similar industry; provided, however, that if Dealer, in its good faith and reasonable judgment, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size and in a similar industry, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Daily VWAP on such Exchange Business Days, and in the amounts, requested by Dealer.

(e) Repurchase and Conversion Rate Adjustment Notices Counterparty shall, at least five Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 9% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof (calculated as if any Other Call Option Transaction had been entered into as of such date)). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the sum of (x) the Number of Shares and (y) the number of Shares underlying any other call option (including any capped call option) transaction (an “Other Call Option Transaction”) between Dealer as seller and Counterparty as buyer, and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e), then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all reasonable losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such reasonable loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer or Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) the transferee being a United States person (as defined in the Internal Revenue Code of 1986, as amended), (iv) that, in Dealer’s reasonable determination, Dealer will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Dealer would have been required to pay to Counterparty in the absence of such transfer, (v) that, in Dealer’s reasonable determination, no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer, (vi) Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (iv) and (v) will not occur upon or after such transfer and assignment and (vii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above. In addition, Dealer may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates or (ii) solely to the extent required to eliminate an Excess Ownership Position (as defined below), to any other recognized dealer in transactions such as the Transaction, where in each case, the assignee shall have a rating (or whose guarantor shall have a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that in the case of clause (i), Counterparty will not, as a result of such transfer and/or assignment, be required under the Agreement or this Confirmation to (x) pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Dealer in the absence of such transfer or assignment or (y) receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment, in each case, based on the circumstances in effect on the date of such transfer. Dealer shall provide Counterparty with written notice of any transfer or assignment to the foregoing sentence on, or as reasonably practicable following, the date of such transfer or assignment. At any time at which any Excess Ownership Position exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of an Additional Termination Event under a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (iii) the Terminated Portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own 9% or more of the outstanding Shares for purposes of Chapter 23B.19 of the Washington Business Corporation Act or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case, minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day and (B) the denominator of which is the number of Shares outstanding on such day. Notwithstanding anything to the contrary in this Section 8(f), it shall be a further condition to a transfer or assignment by Dealer without Counterparty’s consent that such transfer or assignment is made to a transferee or assignee that is a “dealer in securities” within the meaning of Section 475(c)(1) of the Internal Revenue Code of 1986, as amended.

(g) Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Dealer, Determining Party, Hedging Party or Seller is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Dealer, Determining Party, Hedging Party or Seller shall make such adjustment in good faith and in a commercially reasonable manner by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(h) Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the earlier of the relevant Conversion Date and the first day of the relevant Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(i) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer with respect to some or all of the relevant Options, as applicable (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, based on advice of counsel in the case of clause (ii) below, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) enable Dealer to effect transactions with respect to Shares in a commercially reasonable manner in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, provided that such requirements, policies and procedures are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner.

(j) No Netting and Set-Off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(k) Status of Claims in Bankruptcy Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders or Counterparty in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy.

(l) No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, the Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(m) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(n) [Reserved.]

(o) Early Unwind. In the event the sale by Counterparty of the [Initial Securities] [Option Securities] is not consummated with the underwriters pursuant to the Purchase Agreement for any reason by the close of business in New York on November 15, 2018 (or such later date as agreed upon by the parties) (November 15, 2018 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (x) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (y) except to the extent that the Early Unwind Date occurred as a result of a breach of the Purchase Agreement by Dealer or any of its affiliates, Counterparty shall, at its election, either (1) pay to Dealer an amount in cash equal to the aggregate amount of commercially reasonable costs and expenses relating to the unwinding of Dealer’s commercially reasonable hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities) (such amount, the “Cash Amount”) or (2) deliver to Dealer Shares with a value (as reasonably determined by the Calculation Agent) equal to the Cash Amount. Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. If Counterparty elects to deliver Shares pursuant to this paragraph, the following provisions shall apply:

(i) At the election of Counterparty by notice to Dealer within one Exchange Business Day after the Early Unwind Date, either (A) all Shares delivered by Counterparty to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Counterparty for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Counterparty shall deliver additional Shares, so that the value of such Shares, as reasonably determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the Cash Amount. Notwithstanding anything herein or in the Agreement to the contrary, the aggregate number of Shares that Counterparty may be required to deliver to Dealer under this Transaction shall not exceed twice the Number of Shares as of the date hereof as such number may be adjusted by the Calculation Agent from time to time to account for any subdivision, stock-split, stock combination, reclassification or similar dilutive or anti-dilutive event with respect to the Shares.

(ii) If Counterparty makes the election described in clause (i)(A) above:

(A) Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for underwritten offerings of equity securities of similar size and in a similar industry and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and

(B) Dealer (or an affiliate of Dealer designated by Dealer) and Counterparty shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size and in a similar industry (and in particular on terms reasonably similar to these contained in the Purchase Agreement), in form and substance reasonably satisfactory to Dealer or such affiliate and Counterparty, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Counterparty, shall provide for the payment by Counterparty of all expenses in connection with such resale, including all registration costs and all commercially reasonable fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Counterparty makes the election described in clause (i)(B) above:

(A) Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Counterparty customary in scope for private placements of equity securities of similar size and in a similar industry (including, without limitation, the right to have made available to them for inspection such financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Counterparty;

(B) Dealer (or an affiliate of Dealer designated by Dealer) and Counterparty shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares by Counterparty to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance reasonably satisfactory to Dealer and Counterparty, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Counterparty, shall provide for the payment by Counterparty of all commercially reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, shall contain customary representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use commercially reasonable efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;

(C) Counterparty agrees that any Shares so delivered to Dealer, (i) subject to applicable securities laws, may be transferred by and among Dealer and its affiliates, and Counterparty shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares, Counterparty shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and

(D) Counterparty shall not take (and shall cause any such affiliate not to take), or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Shares by Dealer (or any such affiliate of Dealer).

(iv) Dealer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or a sufficient number of Shares so that the realized net proceeds of such sales exceed the Cash Amount. If any of such delivered Shares remain after such realized net proceeds exceed the Cash Amount, Dealer shall return such remaining Shares to Counterparty. If the Cash Amount exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) either in cash or in a number of additional Shares (“Make-whole Shares”) at the sole election of the Counterparty in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this paragraph (it being understood that any delivery of Make-whole Shares will be subject to the cap on Counterparty’s delivery of Shares set forth above in this Section 8(o)). This provision shall be applied successively until the Additional Amount is equal to zero.

(p) [Reserved].

(q) Agreements and Acknowledgments Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily VWAP; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Daily VWAP, each in a manner that may be adverse to Counterparty.

(r) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(s) Tax Matters. For purpose of Sections 4(a)(i) and (ii) of the Agreement, (i) Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (ii) Dealer agrees to deliver to Counterparty one duly executed and completed United States Internal Revenue Form W-8 or Form W-9 (or successor thereto), as applicable. In each case, such form shall be completed accurately and in a manner reasonably acceptable to the other party and shall be delivered (a) upon execution of this Confirmation, (b) promptly upon reasonable demand by the other party and (c) promptly upon learning that the information on any such previously delivered form is inaccurate or incorrect. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by ISDA and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”) shall apply to this Confirmation as if the parties had adhered to the 871(m) Protocol as of the effective date of this Confirmation. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties with respect to the Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol.

(t) Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of the State of Washington and is a “United States person” (as that term is defined in Section 7701(a)(30) of the Code).

(u) Amendments to the Equity Definitions. The following amendments shall be made to the Equity Definitions.

(i) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material”; and adding the phrase “, options relating to the Shares and/or the Transaction” at the end of the sentence.

(ii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(v) Severability; Illegality. Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(w) Waiver of Jury Trial. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(x) Governing law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

[DEALER]

By:
Name:
Title:

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

OMEROS CORPORATION

By:
Name:
Title:

[Signature Page to Capped Call]